Exhibit 99.1

SUTRON REPORTS FIRST QUARTER 2013 RESULTS

Sterling, VA - May 7, 2013 - Sutron Corporation (NASDAQ: STRN) today announced results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights

•	Revenue increased 73% to a first quarter record of $6.5 million

•	Net Income increased 140% to $30,202

•	EBITDA increased 632% to $171,924

•	Completed acquisition of Sabio Instruments on March 6, 2013

Sutron reported record revenue of $6.5 million for the first quarter of 2013, up 73% from $3.7 million in the first quarter of 2012.  The drivers of the increase were $1.7 million in revenue generated from our MeteoStar Division (acquired in May 2012), an increase of approximately $350,000 in standard product revenues and an increase of approximately $567,000 in systems revenues.  Our new Sabio Division, which was acquired on March 6, 2013, contributed revenues of approximately $74,000 for the quarter.

Net income for the first quarter of fiscal year 2013 was $30,202, an increase of 140% compared to a net loss of $76,109 in the first quarter of fiscal year 2013.  Earnings per share were $0.01 per basic and diluted share as compared to a loss of $0.02 per share in the first quarter of 2012.  Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) were approximately $172,000 as compared to negative EBITDA of approximately $32,000 in the first quarter of 2012.

The Company’s backlog as of March 31, 2013 was approximately $13.2 million, up 6% from the backlog as of March 31, 2012.

Balance Sheet and Liquidity

Sutron ended the first quarter of 2013 with $5 million in cash and cash equivalents, down from $8.4 million at December 31, 2012.  Cash used by operating activities in the first quarter of 2013 was $2.1 million as compared to cash generated by operating activities in the first quarter of 2012 of $1.9 million.  The principal components of the use of cash in the first quarter of 2013 were the build-up of accounts receivable (approximately $1.5 million) and increase in supplier prepayments (approximately $614,000).  Capital expenditures were $95,108 in the first quarter of 2013 compared to $0 in the first quarter of 2012.

As a consequence, Free Cash Flow in the first quarter of 2013 was negative in the amount of $2,153,747 compared to Free Cash Flow of $1,875,341 in the first quarter of 2012.  Sutron defines Free Cash Flow as net cash provided or used by operating activities less cash used in the purchase of property and equipment.

Cash used during the first quarter of fiscal year 2013 to acquire Sabio Instruments was approximately $1.2 million.  Cash used to acquire Sabio is reflected in investing activities in the statement of cash flows.

Management Commentary

“We are encouraged by our first quarter results, especially to report record first quarter revenue of $6.5 million, up 73% from the prior year quarter,” noted Raul McQuivey, Chairman and Chief Executive Officer. “The revenue increase was derived from strong organic growth as well as from recent acquisitions. Our focus in 2013 will again be to drive revenue growth and also to achieve steady improvement in our operating margins and net income.  We are able to pursue new opportunities domestically and internationally to cross-market our diverse portfolio of products, systems and software that have been significantly enhanced through our newly-acquired MeteoStar and Sabio Divisions.  Our business remains highly project driven through competitive tender and, thus, we expect periodic fluctuations in bookings and revenue due to the uncertain timing of governmental approval and funding processes.”

Conference Call

The Company will host a conference call on May 8, 2013 at 1:45 p.m. Eastern Time during its Annual Shareholders Meeting to discuss its recent acquisitions, its strategic direction and focus and to review the results for fiscal year 2012 and the first quarter of 2013. The conference call can be accessed via https://global.gotomeeting.com/join/985676629 or by dialing (213) 289-0012, Access Code: 985-676-629 (Audio PIN: Shown after joining the meeting, Meeting ID: 985-676-629).

About Sutron

Sutron Corporation, headquartered in Sterling, Virginia, is a project driven business.  We provide hydrological, meteorological, oceanic and aviation real-time data collection products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities, hydropower companies and other commercial entities.  Our quarterly results may fluctuate substantially based upon contract awards that are difficult to project in terms of timing and may be delayed due to differing time frames in securing government approvals and funding.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, EBITDA, financing plans, business strategy, bookings, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Sutron Corporation
Unaudited Consolidated Statements of Income

	Three Months Ended March 31,
	2013	2012

Revenues	$6,455,110	$3,737,181

Cost of goods sold	3,808,969	2,310,589

Gross profit	2,646,141	1,426,592

Operating expenses:
Selling, general and administrative expenses	1,634,003	1,004,816
Research and development expenses	970,139	553,269
Total operating expenses	2,604,142	1,558,085

Operating income	41,999	(131,493)

Financing income, net	3,203	11,384

Income before income taxes	45,202	(120,109)

Income tax expense	15,000	(44,000)

Net income	$30,202	$(76,109)

Net income per share:

Basic income per share	$0.01	$(0.02)

Diluted income per share	$0.01	$(0.02)

Sutron Corporation
Consolidated Balance Sheets

	(Unaudited)	(Audited)
	March 31,	December 31,
	2013	2012

ASSETS
Current Assets:
Cash and cash equivalents	$4,293,399	$7,576,374
Restricted cash and cash equivalents	748,696	810,396
Accounts receivable, net	7,301,877	5,771,013
Inventory	4,608,824	4,291,505
Prepaid items and other assets	885,577	248,546
Income taxes receivable	1,230,177	1,202,709
Deferred income taxes	711,000	666,000
Total Current Assets	19,779,550	20,566,543

Property and Equipment, Net	1,706,503	1,698,218
Other Assets
Goodwill	4,754,152	3,768,435
Intangibles, net of amortization	748,048	781,633
Other Assets	93,758	95,217
Total Assets	$27,082,011	$26,910,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,361,115	$1,300,917
Accrued payroll	245,668	464,942
Deferred revenue	446,870	531,397
Other accrued expenses	1,349,907	1,134,279
Billings in excess of costs and estimated earnings	437,865	306,148
Total Current Liabilities	3,841,425	3,737,683
Long-Term Liabilities
Deferred rent	921,443	1,006,893
Deferred income taxes	98,000	39,000
Total Long-term Liabilities	1,019,443	1,045,893
Total Liabilities	4,860,868	4,783,576
Stockholders’ Equity
Common stock, 12,000,000 shares authorized;
5,057,009 and 5,039,632 issued and outstanding	50,469	50,397
Additional paid-in capital	5,245,707	5,185,325
Retained earnings	17,103,553	17,073,351
Accumulated other comprehensive loss	(178,586)	(182,603)
Total Stockholders’ Equity	22,221,143	22,126,470
Total Liabilities and Stockholders’ Equity	$27,082,011	$26,910,046

Sutron Corporation
Unaudited Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2013	2012
Cash Flows from Operating Activities:
Net income	$30,202	$(76,109)
Noncash items included in net income:
Depreciation and amortization	129,925	99,182
Deferred income taxes	23,000	(12,000)
Stock based compensation	42,528	24,978
Tax benefit from stock options exercised	(12,996)	(3,093)
Change in current assets and liabilities:
Accounts receivable	(1,448,011)	2,601,836
Inventory	(150,221)	(701,607)
Prepaid items and other assets	(633,764)	6,754
Income taxes receivable	(14,472)	(165,499)
Accounts payable	60,198	105,867
Accrued expenses	(46,768)	(146,482)
Deferred revenues	(84,527)	(9,853)
Billings in excess of costs and estimated earnings	131,717	147,063
Deferred rent	(85,450)	2,211
Net Cash Provided (Used) by Operating Activities	(2,058,639)	1,873,248

Cash Flows from Investing Activities:
Restricted cash and cash equivalents	61,700	34,274
Purchase of property and equipment	(95,108)	2,093
Certificate of deposit	-	(966)
Other assets	1,459	3,606
Acquisition and goodwill	(1,214,330)	-
Net Cash Provided (Used) by Investing Activities	(1,246,279)	39,007

Cash Flows from Financing Activities:
Tax benefit from stock options exercised	12,996	3,093
Proceeds from stock options exercised	4,930	22,250
Net Cash Provided (Used) by Financing Activities	17,926	25,343

Effect of exchange rate changes on cash and cash equivalents	4,017	35,621
Net increase (decrease) in cash and cash equivalents	(3,282,975)	1,973,219
Cash and Cash Equivalents, beginning of period	7,576,374	8,737,543
Cash and Cash Equivalents, end of period	$4,293,399	$10,710,762

Company Contact: Sidney Hooper
+1 (703)406-2800
shooper@sutron.com
www.sutron.com